Contact:	Ray Harlin
Chief Financial Officer
(423) 510-3323

U.S. XPRESS ENTERPRISES POSTS SEVENTH CONSECUTIVE QUARTER
OF YEAR OVER YEAR EARNINGS IMPROVEMENT AND
REPORTS THIRD QUARTER RESULTS

CHATTANOOGA, Tenn. (October 15, 2003) — U.S. Xpress Enterprises, Inc. (NASDAQ/NM: XPRSA) announced operating revenues and earnings for the third quarter ended September 30, 2003. Operating revenues increased 8.3% to $238.3 million, compared with $220.1 million for the third quarter of 2002. For the nine months ended September 30, 2003, revenues increased 9.2% to $690.9 million from $632.9 million in the prior-year period.

        Net income for the third quarter was $2.7 million, or $0.19 per diluted share, compared with net income of $1.1 million, or $0.08 per diluted share, in the third quarter of 2002. For the first nine months of 2003, the Company reported net income of $5.0 million, or $0.35 per share, compared with net income of $577,000, or $0.04 per share, for the prior-year period. The first nine months of 2002 included a non-cash charge for the early extinguishment of debt of approximately $1.1 million, or $0.08 per diluted share.

        Commenting on the announcement, Patrick Quinn, Co-Chairman stated, “This quarter marks the seventh consecutive period of year-over-year improvement in our earnings and operating results and provides further evidence that our continued diversification of revenue streams is producing improved results in both the U.S. Xpress truckload and Xpress Global Systems operations. Business was fairly strong towards the end of the quarter and has continued through the first two weeks of the fourth quarter. Both segments of the company posted higher revenue growth and significant margin improvement during the quarter. While we are pleased with the improved performance during the quarter, we believe there still exists a lot of room for earnings improvement in each of our business segments.”

        “In the truckload operations for the third quarter of 2003, revenue excluding the effect of fuel surcharges was up 4.5% over the comparable quarter of 2002. Operating income increased 19.3% on the strength of a 2.8% increase in revenue per loaded mile, an increase in utilization, and controls over the rate of growth in fixed overhead expenses. Taking into account the impact of operating leases on operating income, margins in our truckload sector improved by approximately 100 basis points. The extent of this year-over-year improvement was adversely impacted by higher than normal insurance and claims expenses associated with a significant accident. Xpress Global Systems increased revenues by 23.6% in the quarter on continued strength in the floorcovering distribution operation and greater volume in the airport to airport network. Improved margins in both floorcovering distribution and airport to airport operations led to a substantial improvement in operating income for this segment.”

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4080 Jenkins Road, Chattanooga, TN 37421
423.510.3000

XPRSA Reports Third Quarter Results

October 15, 2003

        Max Fuller, Co-Chairman, added, “Looking forward, given a reasonable economic environment, we expect the trend of year-over-year improvements in quarterly operating results that we have achieved in 2003 to continue. However, a tight market for drivers and federally mandated hours of service regulations that take effect in January 2004 may have a negative impact on utilization and will require an increase in driver pay rates. This anticipated increase in our costs is being addressed through continued rate increases and other measures to improve our operational efficiency.”

Investor Conference Call and Simulcast
        U.S. Xpress Enterprises, Inc. will conduct a conference call, at 11:00 am EDT on October 16, 2003, to discuss this quarter’s results. The number to call for this interactive teleconference is (719) 457-2665. A seven-day replay of the conference call will be available by dialing (719) 457-0820 and entering the passcode, 666918.

        The Company will also provide an online Web simulcast and rebroadcast of its 2003 third quarter earnings release conference call. The live broadcast of U.S. Xpress’ quarterly conference call will be available online at the Company’s website, www.usxpress.com, as well as http://www.firstcallevents.com/service/ajwz389871027gf12.html on October 16, 2003, beginning at 11:00 a.m. EDT. The online replay will follow shortly after the call and continue through October 30, 2003.

        U.S. Xpress Enterprises, Inc. is the fifth-largest publicly owned truckload carrier in the United States. The Company provides regional, dedicated and expedited truckload services throughout North America, with regional capabilities in the West, Midwest and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services in the truckload sector. U.S. Xpress focuses on customers operating in dedicated, just-in-time or deferred airfreight market segments, while utilizing one of the largest team-operated fleets in the industry. Xpress Global Systems, Inc., a wholly owned subsidiary, is the leading provider of transportation, warehousing and distribution services to the floor coverings industry and provides airport-to-airport transportation services to the airfreight and airfreight forwarding industries through a network of over 80 locations in North America. Xpress Global Systems also provides distribution-related services to a number of other industries, including retail, automotive and building materials. The Company also offers logistic services through its joint ownership of Transplace, an Internet-based global transportation logistics company.

        This press release contains certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, these risks and uncertainties include economic recession or downturns in customers’ business cycles, rapid fluctuations in fuel pricing or availability, increases in interest rates, the availability of adequate sources of financing and the availability of qualified drivers. Readers are urged to carefully review and consider the various disclosures made by the company in this press release and in the company’s periodic reports on forms 10-K and 10-Q.

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XPRSA Reports Third Quarter Results

October 15, 2003

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Operating Revenue	$238,323	$220,066	$690,923	$632,921

Operating Expenses:
Salaries, wages and benefits	83,527	77,982	240,002	228,575
Fuel and fuel taxes	32,703	30,437	102,343	85,728
Vehicle rents	18,890	17,034	56,568	52,517
Depreciation and amortization	9,214	9,253	27,495	27,436
Purchased transportation	40,647	37,939	115,237	103,901
Operating expense and supplies	16,821	16,349	49,385	45,277
Insurance premiums and claims	12,740	9,830	35,424	29,910
Operating taxes and licenses	3,828	3,274	10,444	9,663
Communications and utilities	2,853	2,768	8,854	8,442
General and other operating	9,531	9,391	27,495	27,181
Early extinguishment of debt	--	--	--	1,776

Total operating expenses	230,754	214,257	673,247	620,406

Income from Operations	7,569	5,809	17,676	12,515
Interest Expense, net	2,247	3,122	7,685	10,132

Income Before Income Taxes	5,322	2,687	9,991	2,383
Income Tax Provision	2,661	1,605	4,995	1,806

Net Income	$2,661	$1,082	$4,996	$577

Earnings Per Share - basic	$0.19	$0.08	$0.36	$0.04

Weighted average shares - basic	13,967	13,930	13,950	13,878

Earnings Per Share - diluted	$0.19	$0.08	$0.35	$0.04

Weighted average shares - diluted	14,147	14,109	14,080	14,068

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XPRSA Reports Third Quarter Results

October 15, 2003

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Operating Revenue	100.0%	100.0%	100.0%	100.0%

Operating Expenses:
Salaries, wages and benefits	35.0	35.4	34.7	36.1
Fuel and fuel taxes	13.7	13.8	14.8	13.5
Vehicle rents	7.9	7.7	8.2	8.3
Depreciation and amortization	3.9	4.2	4.0	4.3
Purchased transportation	17.1	17.2	16.7	16.4
Operating expense and supplies	7.1	7.4	7.1	7.2
Insurance premiums and claims	5.3	4.5	5.1	4.7
Operating taxes and licenses	1.6	1.5	1.5	1.5
Communications and utilities	1.2	1.3	1.3	1.3
General and other operating	4.0	4.4	4.0	4.4
Early extinguishment of debt	0.0	0.0	0.0	0.3

Total operating expenses	96.8	97.4	97.4	98.0

Income from Operations	3.2	2.6	2.6	2.0
Interest Expense, net	1.0	1.4	1.1	1.6

Income Before Income Taxes	2.2	1.2	1.5	0.4
Income Tax Provision	1.1	0.7	0.7	0.3

Net Income	1.1%	0.5%	0.8%	0.1%

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XPRSA Reports Third Quarter Results

October 15, 2003

U.S. XPRESS ENTERPRISES, INC.
KEY OPERATING FACTORS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002	% Change	2003	2002	% Change
OPERATING RATIO	96.8%	97.4%	-0.6%	97.4%	98.0%	-0.6%
OPERATING REVENUE
US Xpress, net of fuel surcharge	$202,397	$193,760	4.5%	$589,308	$561,705	4.9%
Fuel Surcharge	7,529	4,349	73.1%	26,161	8,929	193.0%
Xpress Global Systems	37,207	30,098	23.6%	101,701	83,044	22.5%
Inter-company	(8,810)	(8,141)	8.2%	(26,247)	(20,757)	26.4%

Total Operating Revenue	$238,323	$220,066	8.3%	$690,923	$632,921	9.2%
OPERATING INCOME:
US Xpress	$6,881	$5,769	19.3%	$15,666	$13,757	13.9%
Xpress Global Systems	688	40	1620.0%	2,010	534	276.4%
Early extinguishment of debt	--	--	--%	--	(1,776)	--%

Total Operating Income	$7,569	$5,809	30.3%	$17,676	$12,515	41.2%
TRUCKLOAD STATISTICS:
Revenue Per Mile (a)	$1.303	$1.267	2.8%	$1.288	$1.252	2.9%
Revenue Per Total Mile (a)	$1.170	$1.140	2.6%	$1.157	$1.126	2.8%
Tractors (at end of period) -
Company Owned	4,433	4,263	4.0%	4,433	4,263	4.0%
Owner Operators	926	1,013	-8.6%	926	1,013	-8.6%

Total Tractors (at end of period)	5,359	5,276	1.6%	5,359	5,276	1.6%
Average Number of Tractors
In Fleet During Period	5,398	5,323	1.4%	5,463	5,296	3.2%
Average Revenue Miles Per
Tractor Per Period	28,601	28,532	0.2%	83,032	84,188	-1.4%
Average Revenue Per Tractor
Per Period	$37,257	$36,150	3.1%	$106,951	$105,432	1.4%
Empty Mile Percentage	10.21%	10.01%	2.0%	10.20%	10.07%	1.3%

	September 30, 2003	December 31, 2002
BALANCE SHEET DATA:
Total Assets	$434,917	$438,539
Total Equity	164,105	158,432
Long-term Debt, including
Current Maturities	150,671	167,863

(a)     Net of fuel surcharges

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